CACB Exhibit 10.4
BANK OF THE CASCADES
DEFERRED COMPENSATION AGREEMENT
THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is adopted this 30th day of ___October___ 2013, by and between BANK OF THE CASCADES, an Oregon corporation located in Bend, Oregon (the “Bank”), and Terry Zink (the “Employee”).
The purpose of this Agreement is to provide specified benefits to the Employee, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”).
Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Bancorp” means Cascade Bancorp.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Employee, entitled to any benefits upon the death of the Employee pursuant to Article 6.

1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Employee completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Bonus” means the cash bonus, if any, awarded to the Employee for services performed during the Plan Year.

1.6	“Change in Control” means the occurrence of any of the following events:

(a)
Any person acting individually or as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the beneficial owner (as defined in Rule 13d(3) of the Exchange Act), directly or indirectly, of securities of Bancorp representing fifty percent (50%) or more of the total voting power represented by Bancorp’s then outstanding voting securities;

(b)	The consummation of the sale, liquidation or disposition by Bancorp of all or substantially all of Bancorp’s or the Bank’s assets; or

(c)	The consummation of a share exchange, merger or consolidation of Bancorp or the Bank with any other corporation, other than a share exchange, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such share exchange, merger or consolidation; or

(d)
A majority of the board of directors of Bancorp is removed from office by a vote of Bancorp’s shareholders against the recommendation of Bancorp’s then incumbent board of directors or a majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by Bancorp’s then incumbent board of directors.

Notwithstanding the foregoing, for the purposes of this Agreement, no transaction, series of transactions or change in the composition of the Board or of the board of directors of Bancorp shall be considered a Change in Control unless it meets the requirements of Code Section 409A(a)(2)(A)(v).

1.7	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder.

1.8	“Crediting Rate” means the rate set by the Bank from time to time. As of the date hereof, the Crediting Rate is three and three-quarter percent (3.75%).

1.9	“Deferrals” means the amount of Bonus the Employee elects to defer according to this Agreement.

1.10	“Deferral Account” means the Bank’s accounting of the accumulated Deferrals plus accrued interest and earnings.

1.11
“Deferral Election Form” means each form established from time to time by the Plan Administrator that the Employee completes, signs and returns to the Plan Administrator to designate the amount of Deferrals.

1.12
“Disability” means the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Employee must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.13
“Distribution Election Form” means the form or forms established from time to time by the Plan Administrator that the Employee completes, signs and returns to the Plan Administrator to designate the time and form of distributions.

1.14
“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs: (i) within twelve (12) months following a Change in Control; or (ii) due to death or Separation for Cause.

1.15
“Initial Grant” means a compensation payment in the amount of (a) Two Hundred Thirty-Two Thousand Dollars ($232,000) for 2013, and (b) One Hundred Eighteen Thousand Dollars ($118,000) for 2014. These amounts will be credited to the Deferral Account by the Bank within thirty (30) days of the date of this Agreement with respect to the 2013 payment, and not later than March 31, 2014 for the 2014 payment. Notwithstanding the timing of crediting of the Initial Grant, the Initial Grant shall be subject to the vesting schedule contained in Section 3.3 of this Agreement.

1.16	“Normal Retirement Age” means the Employee attaining age sixty-three (63) and completing three (3) Years of Service

1.17	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.18	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31st of each year.

1.19
“Separation from Service” means termination of the Employee’s employment with the Bank for reasons other than death or Disability. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Employee has been providing services to the Bank less than thirty-six (36) months).

1.20
“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve

(12) month period that begins on the first day of April following the close of the identification period.

1.21	“Separation for Cause” means a Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Employee’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Employee’s employment and resulting in a material adverse effect on the Bank.

1.22
“Unforeseeable Emergency” means a severe financial hardship to the Employee resulting from an illness or accident of the Employee, the Employee’s spouse, the Beneficiary, or the Employee’s dependent (as defined in Section 152(a) of the Code), loss of the Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee.

1.23
“Years of Service” means the twelve (12) consecutive month period beginning on the Employee’s date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Employee is an employee of the Bank. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service” unless the Plan Administrator specifically agrees to credit such service.

Article 2
Deferral Elections

2.1
Elections Generally. The Employee may annually file a Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to the Bonus to be deferred will be performed.

2.2
Initial Election. After being notified by the Plan Administrator of becoming eligible to participate in this Agreement, the Employee may make an initial deferral election by delivering to the Plan Administrator a signed Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Bonus to be deferred. However, if the Employee was eligible to participate in any other account balance plans sponsored by the Bank (as referenced in Code Section 409A) prior to becoming eligible to participate in this Agreement, the initial election to defer Bonus under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Employee became eligible to participate in this Agreement.

2.3	Election Changes. The Employee may modify the amount of Bonus to be deferred annually by filing a new Deferral Election Form with the Bank. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Bank.

2.4
Hardship. If an Unforeseeable Emergency occurs, the Employee, by written instructions to the Company, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

Article 3
Deferral Account

3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Employee and shall credit to the Deferral Account the following amounts:

(a)	The Initial Grant;

(b)	Any Deferrals hereunder;

(c)	Interest, which, on the first day of each Plan Year, shall be credited at an annual rate equal to the Crediting Rate.

3.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

3.3	Vesting of Initial Grant. Notwithstanding anything in this Agreement to the contrary, the Initial Grant will become vested in accordance with the following schedule:

Date	Vesting Percentage
January 1, 2013	33.33%
January 1, 2014	66.66%
January 1, 2015	100.00%

Any Bonus elected to be deferred by the Employee shall at all times be 100% vested. Notwithstanding the preceding vesting schedule, the Initial Grant shall become one hundred percent vested upon the Employee’s death or Disability, or upon a Change in Control.

Article 4
Distributions During Lifetime

4.1
Normal Retirement Benefit. Upon Separation from Service after attaining Normal Retirement Age, the Bank shall distribute to the Employee the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at Separation from Service.

4.1.2	Distribution of Benefit. The Bank shall distribute benefit to the Employee as elected on the Distribution Election Form commencing within thirty (30) days following Separation from Service.

4.2	Early Termination Benefit. Upon Early Termination, the Bank shall distribute to the Employee the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1
Amount of Benefit. The benefit under this Section 4.2 is the vested portion (determined pursuant to Section 3.3 above) of the Deferral Account balance determined as of the date of Separation from Service by recalculating the Deferral Account balance by reducing the Crediting Rate to the lesser of: a) one- half of the Crediting Rate originally used or b) six percent (6%).

4.2.2	Distribution of Benefit. The Bank shall distribute benefit to the Employee as elected on the Distribution Election Form commencing within thirty (30) days following Separation from Service.

4.3	Disability Benefit. Upon Disability prior to Normal Retirement Age, the Bank shall distribute the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.2	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance determined as of the date of such Disability.

4.3.3	Distribution of Benefit. The Bank shall distribute benefit to the Employee as elected on the Distribution Election Form commencing within thirty (30) days following Disability.

4.4
Change in Control Benefit. . If a Change in Control occurs followed within twelve (12) months by Separation from Service prior to Normal Retirement Age, the Bank shall distribute the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance determined as of the date of Separation from Service.

4.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Employee in a lump sum within thirty (30) days following Separation from Service.

4.5
Hardship Distribution. If an Unforeseeable Emergency occurs, the Employee may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Employee shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out pursuant to this Section 4.5 is the Deferral Account balance as of the day that the Employee petitioned the Board to receive a Hardship Distribution. Such a distribution shall reduce the Deferral Account balance.

4.6
Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a Specified Employee, the provisions of this Section 4.6 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Employee due to Separation from Service are limited because the Employee is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Employee during such period shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

4.7
Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Employee becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Employee in a manner that conforms to the requirements of Code Section 409A. Any such distribution will decrease the Deferral Account balance.

4.8
Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, the Employee and the Bank may, subject to the terms of Section 10.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)
must, for benefits distributable under Sections 4.1, 4.2 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

4.9
Limited Cashout. Notwithstanding any provision of this Agreement to the contrary, if at the time benefits become distributable to the Employee hereunder, the Deferral Account balance is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), the Bank shall pay the entire Deferral Account balance to the Employee in a lump sum within thirty (30) days following the event which caused benefits to become payable hereunder, provided that such payment must result in the termination and liquidation of the entirety of the Employee’s interest under the Agreement and under any other arrangements which are treated as if they were a single plan under Treasury Regulations Section 1.409a-1(c)(2).

Article 5
Distributions at Death

5.1
Death During Active Service. If the Employee dies prior to Separation from Service and Disability, the Bank shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefit under Article 4.

5.1.3	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance determined as of the date of the Employee’s death.

5.1.4
Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in thirty-six (36) equal monthly installments commencing on the first day of the fourth month following the Employee’s death.

5.2
Death During Distribution of a Benefit. If the Employee dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Employee had the Employee survived.

5.3
Death After Separation from Service But Before Benefit Distributions Commence. If the Employee is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Employee was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 5.1.2 and shall commence on the first day of the fourth month following the Employee’s death.

Article 6
Beneficiaries

6.1
In General. The Employee shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Employee. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Employee participates.

6.2
Designation. The Employee shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Employee names someone other than the Employee’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Employee’s spouse and returned to the Plan Administrator. The Employee’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Employee or if the Employee names a spouse as Beneficiary and the marriage is subsequently dissolved. The Employee shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Employee and accepted by the Plan Administrator prior to the Employee’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4
No Beneficiary Designation. If the Employee dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Employee, then the Employee’s spouse shall be the designated Beneficiary. If the Employee has no surviving spouse, any benefit shall be paid to the personal representative of the Employee’s estate.

6.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such individual. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Employee and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 7
General Limitations

7.1
Separation for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals if the Employee’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Separation for Cause.

7.2
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Employee is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

7.3
Golden Parachute Indemnification Payments. Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to this Agreement, or otherwise, shall be conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder, and, if applicable, the golden parachute restrictions of Sections 280G and 4999 of the Code. To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.

7.4
Forfeiture Provision. Prior to Separation from Service and during the eighteen (18) month period thereafter, if the Employee directly or indirectly advises, invests in, owns, manages, operates, controls, is employed by, provides services to, lends money to, guarantees any obligation of, lends Employee’s name to, or otherwise assists any person engaged in or planning to be engaged in any business whose products, services, or activities compete or will compete in whole or in part with the Bank’s products, services, or activities in Oregon or Idaho, the Employee shall forfeit any accrued interest and shall be obligated to repay any interest already paid. Notwithstanding the forgoing, the Employee may own up to 1% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act without losing the right to any payments hereunder.
Article 8
Administration of Agreement

8.1
Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

8.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

8.3
Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

8.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

8.5
Bank Information. The Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Employee’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

8.6
Statement of Accounts. The Plan Administrator shall provide to the Employee, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9
Claims and Review Procedures

9.1
Claims Procedure. An Employee or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

9.1.1
Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(d)	The specific reasons for the denial;

(e)	A reference to the specific provisions of this Agreement on which the denial is based;

(f)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(g)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(h)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

9.2.1
Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. A notification of denial shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10
Amendments and Termination

10.1
Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Employee. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law.

10.2
Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Employee. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Employee and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Employee’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Employee participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Deferral Account balance, determined as of the date of the termination of this Agreement, to the Employee in a lump sum subject to the above terms.
Article 11
Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Employee and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Employee the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Employee. It does not require the Employee to remain an employee nor interfere with the Employee’s right to terminate employment at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4
Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Employee acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements.

11.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Oregon, except to the extent preempted by the laws of the United States of America.

11.6
Unfunded Arrangement. The Employee and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Employee’s life or other informal funding asset is a general asset of the Bank to which the Employee and Beneficiary have no preferred or secured claim.

11.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Employee as to the subject matter hereof. No rights are granted to the Employee by virtue of this Agreement other than those specifically set forth herein.

11.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

11.12
Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

11.13
Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

1125 NW Bond Street
Bend, OR 97701

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Employee under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Employee.

11.14
Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Employee (or the Beneficiary in the event of the Employee’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

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IN WITNESS WHEREOF, the Participant and a duly authorized Company officer have signed this Agreement as of the date indicated below.

BANK OF THE CASCADES:

By: __\s\_______________
Peggy Biss

Its: __EVP, CHRO_______________

Date: __October 30, 2013_________

EMPLOYEE:

_______\s\______________________
Terry Zink

Date:     October 30, 2013